Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES

2012 YEAR END FINANCIAL RESULTS

Virginia Beach, VA – March 28, 2013 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a real estate investment trust (“REIT”) specializing in owning, acquiring, financing, developing, renovating, leasing and managing income-producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, today reported financial results for the year ended December 31, 2012.

Significant Events for the Year Ended December 31, 2012

•	In November 2012, the Company completed its Initial Public Offering (“IPO”), generating approximately $13.4 million in net proceeds.

•

Since the completion of its IPO, Wheeler has purchased two grocery-anchored shopping centers and a free-standing retail property. The aggregate total purchase price of these three properties was approximately $11.4 million.

•	Currently, the Company is under contract to purchase an additional free-standing retail property located in Bixby, Oklahoma for a purchase price of $10.6 million.

•	The Company has declared a monthly dividend at an initial annual distribution of $0.42 per share, equal to approximately $0.035 per month.

Jon S. Wheeler, Chairman and Chief Executive Officer, commented, “We completed our IPO last November and have since acquired three additional assets, all of which fit the Company’s acquisition criteria. We believe that as a public company, we have been provided an opportunity to capitalize on the steady pipeline of ‘necessity-shopping’ based properties in secondary and tertiary markets that are available for purchase. In the year ahead, we expect to continue to pursue acquisitions that will maximize the Company’s return and create long-term value for shareholders.”

2012 Financial Highlights

•

Wheeler reported Funds from Operations (“FFO”) for the year ended December 31, 2012 of negative $383,506, or $0.12 per basic and diluted share. Same store total FFO was negative $489,785, as a result of an increase in corporate general and administrative expenses of $878,857, primarily related to the audit, operational and organizational costs that were incurred during the Company’s IPO process. New store total FFO was $106,279, as result of the three acquisitions that occurred as part of the REIT formation transactions in November 2012 and the three acquisitions completed in December 2012.

•

Property net operating income (“NOI”) was $1.9 million for the year ended December 31, 2012, consisting of approximately $1.6 million in same store NOI and approximately $332,000 of new store NOI. Same store property NOI benefited from an additional $83,183 received in base rental income and tenant reimbursements over the prior year.

•

Same store revenue was $2.0 million for the year ended December 31, 2012. New store revenue was $425,518 which relates to the three properties that the Company acquired as part of the REIT formation transactions in November 2012 and the three properties acquired during December 2012, as noted above.

•	Net loss attributable to common stockholders for the year ended December 31, 2012 was $1.2 million, or $0.35 per basic and diluted share.

•

Total other operating expense, which includes depreciation and amortization, provision for credit losses and general and administrative expenses, was $2.2 million for the year ended December 31, 2012. New stores total operating expenses were $233,570, while same store operating expenses increased to $1.9 million, primarily due to the $878,857 increase in corporate general and administrative expenses related to Wheeler’s REIT formation process.

Additional “same store” and “new store” information is included in the accompanying tables.

FFO is a non-GAAP financial measure within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding non-GAAP financial measures. A reconciliation of non-GAAP financial measures is included in the accompanying financial tables.

IPO and Acquisition Activity

As mentioned above, in November 2012, Wheeler closed its IPO of 3,016,045 shares of common stock at a price of $5.25 per share. The Company’s shares were listed on The NASDAQ Capital Market and commenced trading on November 19, 2012. The Company realized approximately $13.4 million in net proceeds from the offering, after the deduction of underwriting fees and related costs.

Since completion of the IPO, the Company has acquired 2 grocery-anchored shopping centers and a free-standing retail property. The combined purchase price of these properties was approximately $11.4 million and was paid for using a combination of proceeds from the IPO, debt financing and the issuance of operating partnership units.

Currently, the Company is under contract to purchase for $10.6 million a free-standing retail property. The property is a 75,000 sq. foot supermarket located in Bixby, Oklahoma.

Portfolio Summary

Property	Location	Year Built/Renovated	GLA	% Leased
Amscot Building	Tampa, FL	2004	2,500	100%
Harps Food Store	Grove, OK	2012	31,705	100%
Lumber River Village	Lumberton, NC	1985/1997-98/2004	66,781	100%
Monarch Bank	Virginia Beach, VA	2002	3,620	100%
Perimeter Square	Tulsa, OK	1982-1983	58,277	95.7%
Riversedge North	Virginia Beach, VA	2007	10,550	100%
Shoppes at TJ Maxx	Richmond, VA	1982/1999	93,552	90.6%
Surrey Plaza	Hawkinsville, GA	1993	42,680	100%
The Shoppes at Eagle Harbor	Carrollton, VA	2009	23,303	100%
Twin City Crossing	Batesburg-Leesville, SC	1998	47,680	100%
Walnut Hill Plaza	Petersburg, VA	1959/2006/2008	89,907	82.7%
Totals			470,350	94.3%

The above table does not include the pending acquisition of Bixby Commons which is 100% leased and will add approximately 75,000 sq. feet of GLA to Wheeler’s portfolio.

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, VA, the Company specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler and its properties can be found at its corporate website: www.whlr.us.

Financial Information

Additional information about Wheeler, including a copy of Wheeler’s Annual Report on Form 10-K which includes the Company’s audited consolidated financial statements and Management’s Discussion & Analysis, will be available upon filing via the U.S. Securities and Exchange Commission website (www.sec.gov) or through Wheeler’s website at www.whlr.us.

Forward-Looking Statement

This press release contains forward-looking statements, including discussion and analysis of our financial condition, anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to the Company’s shareholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect management’s view only as of the date of this press release. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this press release include:

•	the imposition of federal taxes if the Company fails to qualify as a REIT in any taxable year or opts to forego an opportunity to ensure REIT status;

•	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

•	legislative or regulatory changes, including changes to laws governing REITs;

•	adverse economic or real estate developments in Virginia, Florida, Georgia, South Carolina, North Carolina or Oklahoma;

•	increases in interest rates and operating costs;

•	inability to obtain necessary outside financing;

•	litigation risks;

•	lease-up risks;

•	inability to obtain new tenants upon the expiration of existing leases;

•	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; and

•	the need to fund tenant improvements or other capital expenditures out of operating cash flow.

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Senior Vice President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com

Wheeler Real Estate Investment Trust

Condensed Consolidated Statements of Income

(in thousands, except for share data)

	Years Ended December 31,
	2012	2011

REVENUE:
Minimum rent	$1,954,321	$1,458,083
Percentage of sales rent	9,360	6,525
Tenant reimbursements	452,110	329,452
Other income	18,188	131,217

Total Revenue	2,433,979	1,925,277

OPERATING EXPENSES:
Property operating	311,042	352,508
Real estate taxes	134,301	104,555
Repairs and maintenance	73,877	63,253
Depreciation and amortization	822,152	744,931
Provision for credit losses	25,000	20,000
Corporate general & administrative	1,307,151	388,660

Total Operating Expenses	2,673,523	1,673,907

Operating Income (Loss)	(239,544)	251,370

Interest expense	(966,113)	(805,969)

Net Loss	(1,205,657)	(554,599)

Less: Net loss attributable to noncontrolling interests	(43,880)	—

Net Loss Attributable to Wheeler REIT	$(1,161,777)	$(554,599)

Loss per share:
Basic	$(0.35)

Diluted	$(0.35)

Weighted-average number of shares:
Basic	3,301,502

Diluted	3,301,502

Wheeler Real Estate Investment Trust

Consolidated Balance Sheets

(in thousands, except for share data)

	December 31,
	2012	2011

ASSETS:
Investment properties, at cost	$46,637,221	$15,774,838
Less accumulated depreciation and amortization	3,291,556	2,618,324

	43,345,665	13,156,514

Cash and cash equivalents	2,053,192	104,007
Receivables:
Rents and other tenant receivables, net	183,021	82,849
Rents and other tenant receivables due from related parties, net	250,063	128,790
Unbilled rent	328,030	360,952
Deferred costs and other assets	6,271,604	991,784

Total Assets	$52,431,575	$14,824,896

LIABILITIES:
Mortgages and other indebtedness	$31,843,503	$12,136,083
Below market lease intangible, net	3,673,019	—
Accounts payable, accrued expenses and other liabilities	748,727	846,742
Due to related parties	190,169	1,172,746

Total Liabilities	36,455,418	14,155,571

Commitments and contingencies	—	—

EQUITY:
Convertible preferred stock (no par value, 500,000 shares authorized, 0 and 126,250 shares issued and outstanding, respectively)	—	505,000
Common stock ($0.01 par value, 15,000,000 shares authorized, 3,301,502 and 0 shares issued and outstanding, respectively)	33,015	—
Additional paid-in capital	14,097,453	—
Capital contributions	0	2,755,675
Accumulated deficit	(5,443,099)	(2,591,350)

Total Shareholders’ Equity	8,687,369	669,325

Noncontrolling interests	7,288,788	—

Total Equity	15,976,157	669,325

Total Liabilities and Equity	$52,431,575	$14,824,896

The following tables provide same store and new store financial information. Same store date includes the twelve month results of the following entities that were part of the original REIT formation transaction:

•	The Shoppes at Eagle Harbor

•	Monarch Bank Building

•	Amscot Building

•	Riversedge North

•	Walnut Hill Plaza

New store financial information reflects the activity from the acquisition date to year-end for the following entities:

•	Lumber River Village (acquired November 16, 2012))

•	Perimeter Square (acquired November 16, 2012)

•	Shoppes at TJ Maxx (acquired November 16, 2012)

•	Harps at Harbor Point (acquired December 14, 2012)

•	Twin City Crossing (acquired December 18, 2012)

•	Surrey Plaza (acquired December 21, 2012)

	Wheeler Real Estate Investment Trust Funds From Operations Year Ended December 31,
	Same Stores		New Stores		Totals		Period Over Period Changes
	2012	2011	2012	2011	2012	2011	$	%

Net income (loss)	$(1,143,000)	$(554,599)	$(62,657)	$—	$(1,205,657)	$(554,599)	$(651,058)	(117.39%)
Depreciation of real estate assets	653,215	744,931	168,936	—	822,151	744,931	77,220	10.37%

Total FFO	$(489,785)	$190,332	$106,279	$—	$(383,506)	$190,332	$(573,838)	(301.49%)

Funds From Operations (FFO)

Wheeler considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

	Wheeler Real Estate Investment Trust Same Store and New Store Operating Income Year Ended December 31,
	Same Store		New Store		Total
	2012	2011	2012	2011	2012	2011

Property revenues	$2,008,460	$1,925,277	$425,519	$—	$2,433,979	$1,925,277
Property expenses	425,660	520,316	93,560	—	519,220	520,316

Property Net Operating Income	1,582,800	1,404,961	331,959	—	1,914,759	1,404,961

Depreciation and amortization	653,215	744,931	168,936	—	822,151	744,931
Provision for credit losses	—	20,000	25,000	—	25,000	20,000
Corporate general & administrative	1,267,517	388,660	39,634	—	1,307,151	388,660

Total Other Operating Expenses	1,920,732	1,153,591	233,570	—	2,154,302	1,153,591

Interest expense	805,068	805,969	161,046	—	966,114	805,969

Net Loss	$(1,143,000)	$(554,599)	$(62,657)	$—	$(1,205,657)	$(554,599)